Exhibit 10.1

ASSIGNMENT AGREEMENT
This Assignment Agreement (this "Assignment Agreement") is entered into as of the 22nd day of June, 2016, between and among RY Capital Group, LLC, a New York limited liability company (the "Assignor"), GHS Investments, LLC, a Nevada limited liability company (the "Assignee"), and Algae Dynamics Corp., a Canadian corporation (the "Company "). Capitalized terms used but not defined herein shall have the meanings' ascribed to them in that certain Equity Purchase Agreement, dated as of September 10, 2015 (as it may be amended in accordance with its tenns, the "Equity Purchase Agreement"), by and between the Assignor and the Company .
BACKGROUND
WHEREAS, the Assignor wishes to transfer and assign to the Assignee all of the Assignor's rights and interests in and to, and obligations under, the Equity Purchase Agreement, and the Assignee wishes to be the assignee and transferee of such rights, interests and obligations; and

WHEREAS, Section 10.3 of the Equity Purchase Agreement prohibits assignment of the Equity Purchase Agreement and the parties' obligations thereunder, and the Assignor and the Company desire to provide for the assignment provided herein and to have the Assignee assume the obligations of the Assignor under the Equity Purchase Agreement under the terms and conditions hereof;
AGREEMENT
NOW , THEREFORE, the parties hereto, intending to be legally bound , do hereby agree as follows:

1.
Pem1itted Assignment to Assignee. Notwithstanding Section 10.3 of the Equity Purchase Agreement, subject to the terms and conditions hereof, the Assignor may assign all of its right, title and interest in the Equity Purchase Agreement, and its obligations thereunder, to the Assignee . Neither this Assignment Agreement nor any rights of the Assignee nor the Company hereunder or under the Equity Purchase Agreement may be assigned by either party to any other person without the written consent of the other.

2.
Assignment and Assumption. The Assignor hereby transfers and assigns to the Assignee, and the Assignee hereby acquires from the Assignor, all of the Assignor 's rights, and interests in and to the Equity Purchase Agreement, of whatever kind or nature, and the Assignee hereby assumes and agrees to perform all obligations, duties, liabilities and commitments of the Assignor under the Equity Purchase Agreement, of whatever kind or nature.

3.
Revision of Market Price. The definition of "Market Price" in Article I of the Equity Purchase Agreement is revised as follows: "MARKET PRICE" shall mean the lowest closing bid price for the ten (10) Trading Days immediately preceding the Put Date, as reported by Bloomberg LP or other recognized securities market information service.

4.
. Revision of Purchase Price. The definition of "Purchase Price" in Article I of the Equity Purchase Agreement is revised as follows: "PURCHASE PRICE" shall mean 80% of the Market Price on such date on which the Purchase Price is calculated in accordance with the terms and conditions of this Agreement.

5.
Definition of Trading Period: "TRADING PERIOD" shall mean the ten (10) Trading Days following (but not including) a Put Date.

6.
Definition of VWAP: "VWAP" shall mean the volume weighted average price for the Common Shares during the relevant period, as reported by Bloomberg LP or other recognized securities market information service.

7.
Revision of Section 2.2{c) of the Equity Purchase Agreement. Section 2.2(c) of the Equity Purchase Agreement is revised and restated in its entirety as follows:

LIMITATIONS. Unless otherwise agreed by the parties, the Company has the right to deliver a single Put Notice to the Investor a month. The maximum amount ("Maximum Amount") of any Put Notice, unless otherwise agreed by the parties, is the lesser of (i)

$75,000.00, (ii) an amount equal in value to 4.99% of the then outstanding number of shares and (ii) 100% of the aggregate dollar trading volume of the Company's Common Shares for the l O Trading Days immediately preceding the Put Notice. The Company may not deliver a Put Notice if it is not current in its filings with the Securities and Exchange Commission.
8.
True-Up. The Equity Purchase Agreement is amended to add a new section 2S""as follows:
Section 2.5 True-Up. If the...VWAP during the Trading Period for a Put is less than 85% of the Market Price used in connection with such Put, then the Company shall issue such additional Common Shares as may be necessary to adjust the Purchase Price for such Put to equal the VWAP during the Trading Period (a "True-Up")provided however, that such True-Up shall apply only to Common Shares held by the Investor as of the end of the Trading Period. If the True-Up conditions apply, the Investor shall certify to the Company the number of Common Shares issued in the relevant Put held at the end of the Trading Period.

9.
Filings with SEC. The Company shall promptly make such filings with the SEC as may be required to permit the Assignee to assume the rights of the Assignor under the Equity Purchase Agreement, including without limitation the filing of a prospectus supplement under Rule 424(b)(3) to the Company's prospectus filed on March 4, 2016 (the "Prospectus") identifying the Assignee as a selling security holder. The Assignee agrees to prom ptly provide such information as may be required under SEC rules with respect to it as is required to be disclosed in such a prospectus supplement and that it shall only sell Common Shares in accordance with the Plan of Distribution provided in the Prospectus.

10.
Release. Subject to the terms and conditions of this Agreement and for and in consideration of the promises and covenants contained herein, the Company and the Assignor do hereby remise, release, acquit, and forever discharge each other and their members, officers, directors, employees, agents, servants, representatives, lawyers, accountants, successors, assigns, insurers and all other persons, firms or corporations who can or may be liable, of and from any and all actions, causes of action, claims, demands, damages, costs, loss of services, covenants, contracts, agreements, judgments, expenses and compensation whatsoever in law or in equity, and all known and unknown damages of whatsoever nature, whether past, present or future, and all results of such damages on account of or in any way growing out of or resulting from or relating to the Equity Purchase Agreement, and any and all potential other claims and causes of action between the Parties from the beginning of time to the date of the execution of this Release.

11.
Effectiveness. This Assignment Agreement shall be effective as of the date set first set forth above.

12.
Governing Law; Binding Effect. This Assignment Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such state without giving effect to the choice of law principles of such state that would require or permit the application of the laws of another jurisdiction .

13.
Counterparts. This Assignment Agreement may be executed in one or more counterparts, including facsimile counterparts, each of which shall be deemed to be an original copy of this Assignment Agreement, and all of which, when taken together, shall be deemed to constitute one and the same agreement. Delivery of such counterparts by facsimile or electronic mail (in PDF or .tiff format) shall be deemed effective as manual delivery.

IN WITNESS WHEREOF, the parties have executed this Assignment Agreement as of the date first set forth above.